Exhibit 99.1



            Circuit City Stores, Inc. Reports Third Quarter Results

Richmond, Va., December 17, 2003 - Circuit City Stores, Inc. (NYSE:CC) today reported the following results for the third quarter and nine months ended November 30, 2003.

Statement of Operations Highlights

                                             Three Months Ended November 30                   Nine Months Ended November 30
                                      ---------------------------------------------    --------------------------------------------
                                              2003                   2002                      2003                   2002
                                              ----                   ----                      ----                   ----
(Dollar amounts in millions                         % of                   % of                      % of                  % of
 except per share data)                   $         Sales        $         Sales           $         Sales        $        Sales
                                      ----------- ---------- ----------- ----------    ----------- ---------- ---------- ----------
Net sales and operating
  revenues.......................         $2407.4    100.0%    $2421.7     100.0%       $6496.4      100.0%    $6761.1     100.0%
Gross profit.....................         $ 534.8     22.2%    $ 548.1      22.6%       $1470.5       22.6%    $1587.4      23.5%
Finance income.................           $   5.6     0.2 %    $   2.3      0.1 %       $  22.4        0.3%    $  25.5       0.4%
Selling, general and
  administrative expenses.....            $ 576.7     24.0%    $ 592.1      24.5%       $1622.7       25.0%    $1699.6      25.1%
Net loss from
  continuing operations.......            $ (24.1)    (1.0)%   $ (26.1)     (1.1)%      $ (83.3)      (1.3)%   $ (54.9)     (0.8)%
Net loss per share from
  continuing operations.......            $ (0.12)             $ (0.13)                 $ (0.40)               $ (0.27)
Net earnings (loss) from
  discontinued operations.....            $  25.5              $   8.4                  $ (83.4)               $  85.7
Net earnings (loss).............          $   1.5      0.1 %   $ (17.8)     (0.7)%      $(166.7)      (2.6)%   $  30.7       0.5%

Balance Sheet Highlights

                                                                     November 30
                                                              ---------------------------
(Dollar amounts in millions)                                     2003            2002          % Change
                                                                 ----            -----         --------
Cash and cash equivalents.................................     $ 455.3         $ 437.5             4%
Retained interests in securitized receivables............      $ 337.9         $ 221.1            53%
Merchandise inventory.....................................     $2651.1         $2374.9            12%
Accounts payable...........................................    $1793.9         $1575.8            14%
Long-term debt, excluding current installments (a)....         $  23.0         $  11.6            97%
Stockholders' equity........................................   $2171.8         $2257.9            (4)%

(a) Circuit City leases a corporate office building under an operating lease arrangement with a variable interest entity. Effective September 1, 2003, the company adopted a new accounting standard that required it to report the leased building and related debt on its consolidated balance sheet.


RESULTS OF OPERATIONS
Third Quarter and Year-to-Date Sales
Total sales for the third quarter ended November 30, 2003, were $2.41 billion, a 1 percent decrease from sales of $2.42 billion in the quarter ended November 30, 2002. Comparable store sales decreased 1 percent.

For the nine months ended November 30, 2003, total sales decreased 4 percent to $6.50 billion this year from $6.76 billion in the same period last year. Comparable store sales decreased 5 percent.

Third Quarter and Year-to-Date Net Loss from Continuing Operations
In the the third quarter of this fiscal year, the net loss from continuing operations totaled $24.1 million, or 12 cents per share, compared with $26.1 million, or 13 cents per share, in the third quarter of last fiscal year.

For the nine months ended November 30, 2003, the net loss from continuing operations totaled $83.3 million, or 40 cents per share, compared with $54.9 million, or 27 cents per share, in the first nine months of last fiscal year.

For both the three-month and nine-month periods, current and historical results reflect the company's bankcard operation as a discontinued operation.

Statement of Operations Summary

Sales. "We believe the third quarter sales in part reflect consumer reaction to our new store designs and merchandise displays as well as a strong advertising program that is bringing customers back into our stores to experience the changes," said W. Alan McCollough, Circuit City's chairman, president and chief executive officer. "We generated a 4 percent comparable store sales increase in November on top of comparable store sales growth in each of the two previous Novembers. The industry trends and our own initiatives resulted in strong sales of new technologies such as digital and thin-panel televisions, portable DVD players, digital satellite systems, digital imaging products and portable digital audio. An exciting Web store and its integration with our brick-and-mortar locations also generated strong growth in Web-originated sales during the quarter."

Circuit City's extended warranty revenues were 3.1 percent of sales in the third quarter, compared with 3.7 percent in the same period last year. For the nine months, extended warranty revenues were 3.5 percent of sales this fiscal year, compared with 3.9 percent last fiscal year. "The continued declines in average product retails contributed to the decreases," said McCollough. "We also believe that we have opportunities to improve store performance."

Since fiscal 2001, Circuit City has been upgrading its store base through new stores, remodels and relocations. To date, 125, or 20 percent, of its 618
Superstores have been built, fully remodeled or relocated to provide a contemporary shopping experience with easy product access and more powerful merchandising displays. In addition, the company refixtured 222 stores this fiscal year to incorporate many of the new design features as quickly as possible. "We remain pleased with results in our relocated stores, and expect to ultimately relocate a total of approximately one-third of the existing store base," said McCollough. "The timing for specific store relocations will depend largely on real estate availability. Since the beginning of fiscal 2001, we have relocated 31 stores, of which 21 have been open for more than six months. In their first full six months following grand opening, these stores have averaged sales changes that are approximately 28 percentage points better than the sales pace of the remainder of the store base during the same time periods and an internal rate of return of approximately 20 percent. These averages could moderate as we relocate additional stores, but we are confident that providing consumers a contemporary store, which offers a more dynamic shopping experience, coupled with the move to a better location within the trade area, is a key means to improving our market share."

Gross Profit Margin. The gross profit margin was 22.2 percent in this year's third quarter compared with 22.6 percent in the same period last year. The lower gross profit margin primarily reflects the reduction in extended warranty sales, which carry above average gross profit margins.

Finance Income

                                              Three Months Ended                    Nine Months Ended
                                                 November 30                           November 30
                                       ---------------------------------     --------------------------------
(Amounts in millions)                       2003             2002                 2003             2002
                                            ----             ----                 ----             ----
Securitization income............          $ 25.3           $ 20.6               $ 83.0           $ 80.6
Payroll and fringe benefit
   expenses........................         ( 7.0)           ( 7.8)               (22.6)           (23.0)
Other direct expenses............           (12.7)           (10.5)               (38.0)           (32.1)
                                                                             ---------------- ---------------
                                       --------------- -----------------
Finance income...................          $  5.6           $  2.3               $ 22.4           $ 25.5
                                       --------------- -----------------     ---------------- ---------------

Finance Income. Circuit City completed the sale of its bankcard operation on November 18, 2003. Results from the bankcard operation have been classified as discontinued, and therefore, are not included in finance income in the above table.

For the third quarter, the finance operation produced pretax income of $5.6 million this year, compared with pretax income of $2.3 million in the same period last year. The additional finance income reflects increased yield as zero-percent financing promotions began to expire, partly offset by increases in charge-offs and operating expenses.


Selling, General and Administrative Expenses

                                      Three Months Ended November 30                     Nine Months Ended November 30
                                --------------------------------------------    ------------------------------------------------
                                        2003                  2002                      2003                     2002
                                        ----                  ----                      ----                     ----
(Dollar amounts in                           % of                  % of Sales                 % of                      % of
millions)                           $        Sales        $                         $         Sales         $          Sales
                                ---------- ---------- ---------- -----------    ----------- ---------- ------------ ------------
Store expenses..........          $520.0      21.6%    $530.2       21.9%        $1443.3        22.2%    $1501.7         22.2%
General
  and administrative
  expenses...............           43.6       1.8       47.1        1.9           128.7         2.0       151.5          2.2
Remodel expenses......               0.3         -        7.0        0.3            29.8         0.5        34.8          0.5
Relocation expenses...               9.8       0.4        4.4        0.2            18.9         0.3        10.4          0.2
Pre-opening expenses..               4.2       0.2        4.4        0.2             7.3         0.1         7.2          0.1
Interest income.........            (1.2)        -       (1.0)         -            (5.3)       (0.1)       (6.0)        (0.1)
                                ---------- ---------- ---------- -----------    ----------- ---------- ------------ ------------
Total .....................       $576.7      24.0%    $592.1       24.5%        $1622.7        25.0%    $1699.6         25.1%
                                ---------- ---------- ---------- -----------    ----------- ---------- ------------ ------------

Selling, General and Administrative Expenses. Selling, general and administrative expenses were 24.0 percent of sales in the third quarter of this fiscal year compared with 24.5 percent in the same period last year. Total selling, general and administrative expenses declined $15.4 million, or 3 percent, compared with the third quarter of last fiscal year. The largest contributor to the decline was a $10.2 million, or 2 percent, decline in store expenses driven by a reduction in store payroll. The third-quarter payroll savings were partly offset by higher rent and occupancy costs related to new and relocated stores and increases in advertising costs that reflect our decision to more heavily weight our advertising expenditures to the higher volume periods of the year.

In addition, this year's third quarter expenses included costs of $280,000 associated with the refixturing of five stores and $9.8 million of relocation costs, including accelerated depreciation of assets related to planned future relocations. Expenses in last year's third quarter included costs of $7.0 million associated with video remodels and lighting upgrades and $4.4 million of relocation costs.

A quarterly breakdown of Circuit City's selling, general and administrative expenses for the four quarters of last fiscal year and the first two quarters of this fiscal year is attached to this release as Table 1.

Net Earnings (Loss) from Discontinued Operations. On November 18, 2003, Circuit City completed the sale of its bankcard operation to FleetBoston Financial. All results from the bankcard operation have been presented in results of discontinued operations for the third quarter and all prior periods. The sale agreement includes a transition services agreement under which employees of Circuit City's finance operation will continue to service the bankcard accounts until final conversion of the bankcard portfolio to Fleet Boston Financial. Final conversion is expected to occur in the company's first fiscal quarter ending May 31, 2004. FleetBoston Financial is reimbursing Circuit City for operating costs incurred during the transition period. Severance costs will be incurred ratably through the final conversion date. The company has not yet incurred any severance costs. Circuit City expects to incur lease termination costs in next fiscal year's first quarter.

The company anticipates that the sale will result in an after-tax loss of approximately $82 million, including $75 million of adjustments to the carrying value of the company's retained interest in the bankcard portfolio and approximately $7 million of other costs, including severance and lease termination. In the second quarter ended August 31, 2003, the company recognized an after-tax loss of $95 million to reflect the then-estimated net proceeds from the sale. To reflect the sale proceeds, the company recorded a reduction of $19.4 million in the expected after-tax loss in the quarter ended November 30, 2003.

For the quarter ended November 30, 2003, the after-tax earnings from the discontinued bankcard operation totaled $24.0 million compared with after-tax earnings of $4.8 million in the same period last year. For the nine months, the after-tax loss from the discontinued bankcard operation totaled $84.9 million this year, compared with after-tax earnings of $21.2 million last year. These results include bankcard-related income generated by a subsidiary that provides reinsurance and indemnification related to credit protection products sold by the finance operation. For the third quarter, the subsidiary's after-tax income related to the discontinued bankcard operation was approximately $800,000 this fiscal year compared with approximately $900,000 last fiscal year. For the nine months, the subsidiary's discontinued after-tax earnings were approximately $2.2 million this fiscal year compared with approximately $2.4 million last fiscal year.

Table 2, which is attached to this release, presents the results from the bankcard operation as discontinued operations for the four quarters of last fiscal year and the first two quarters of this fiscal year.

In fiscal 2000, Circuit City ceased marketing the Divx home video system and discontinued that business. Operating results of Divx and the loss on the disposal of the business have been presented as results of discontinued operations for all periods. In the third quarter of this year, Circuit City reduced the provision for commitments under licensing agreements. This reduction contributed $1.5 million after-tax to net earnings from discontinued operations in this year's third quarter. Divx had no impact on earnings from discontinued operations last fiscal year.

On October 1, 2002, the company completed the separation of the CarMax auto superstore business from the Circuit City consumer electronics business. All CarMax results for periods prior to the separation date are presented as results from discontinued operations. For the quarter ended November 30, 2002, net earnings from the discontinued CarMax operations were $3.6 million. For the nine months ended November 30, 2002, net earnings from the discontinued CarMax operations were $64.5 million.

FINANCIAL CONDITION
At November 30, 2003, Circuit City had cash and cash equivalents of $455.3 million, compared with $437.5 million at November 30, 2002. The year-over-year change in the cash balance reflects in part $282 million in net cash proceeds received at the closing of the sale of the bankcard operation. The company expects that, after severance, lease termination and other post-closing costs, cash proceeds from the sale ultimately will net approximately $279 million after-tax. The cash generated by the sale of the bankcard operation was partly offset by a higher level of retained interests in securitized private-label receivables and the loss from continuing operations. In addition, this year, the company increased inventory levels in key product categories in anticipation of a stronger holiday selling season compared with last year and to support compelling merchandise displays after the holidays. This strategy increased inventory by $276.2 million over the same period last year. Inventory growth was partly financed by accounts payable, which rose $218.1 million to 68 percent of inventory in this year's third quarter from 66 percent of inventory in the same period last year.

CONFERENCE CALL INFORMATION
Circuit City will host a conference call for investors at 11:00 a.m. ET today to discuss the third quarter results. Domestic investors may access the call at
(800) 299-0433 (passcode: Circuit City). International investors may access the call at (617) 801-9712 (passcode: Circuit City). A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com and at www.streetevents.com.

A replay of the call will be available beginning at approximately 1:00 p.m. ET December 17 and will be available through midnight, December 23. Domestic investors may access the recording at (888) 286-8010, and international investors may dial (617) 801-6888. The access code for the replay is 27257013. A replay of the call also will be available on the Circuit City investor information home page and at www.streetevents.com.

ABOUT CIRCUIT CITY STORES, INC.

With headquarters in Richmond, Va., Circuit City Stores, Inc. puts the customer first with high-quality service and more than 5,000 consumer electronics products available in its stores and online at www.circuitcity.com. Top-quality, low-priced products; detailed product information; and product specialists, who complete extensive online and in-store training programs, are all a part of Circuit City's promise to provide superior consumer electronics solutions to its customers. Circuit City's remodel and relocation program reflects the changing needs of consumer electronics shoppers; the stores are brighter and more open; the aisles are wider and virtually every product Circuit City sells is on the sales floor for easy customer access. Circuit City operates 618 Circuit City Superstores and five mall-based stores in 159 markets.

FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) consumer reaction to changes in the company's store design and merchandise, (2) consumer reaction to new store locations, (3) consumer spending during the holiday selling season, (4) the timing and amount of any adjustments affecting the proceeds from the sale of the bankcard operation and (5) the timing and amount of lease termination costs, severance costs or other post-closing charges to income that relate to the sale of the bankcard operation. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.


Contact: Jessica Simmons, Investor Relations, Circuit City Stores, Inc., 804-527-4038
          Virginia Watson, Investor Relations, Circuit City Stores, Inc., 804-527-4033






                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      PERIODS ENDED NOVEMBER 30 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                     Three Months                             Nine Months
                                                                 2003              2002                2003                2002

NET SALES AND OPERATING REVENUES                           $    2,407,424     $   2,421,687       $    6,496,444     $    6,761,134
Cost of sales, buying and warehousing                           1,872,600         1,873,573            5,025,935          5,173,782
                                                             -------------     -------------       --------------     --------------

GROSS PROFIT                                                      534,824           548,114            1,470,509          1,587,352

Finance income                                                      5,631             2,267               22,418             25,451

Selling, general and administrative expenses                      576,721           592,105            1,622,662          1,699,614

Interest expense                                                      169               168                1,479                718
                                                             -------------     -------------       --------------     --------------
Loss from continuing
    operations before income taxes                                (36,435)          (41,892)            (131,214)           (87,529)

Income tax benefit                                                (12,362)          (15,766)             (47,893)           (32,584)
                                                             -------------     -------------       --------------     --------------

NET LOSS FROM CONTINUING OPERATIONS                               (24,073)          (26,126)             (83,321)           (54,945)

NET EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS                   25,546             8,350              (83,375)            85,680
                                                             -------------     -------------       --------------     --------------

NET EARNINGS (LOSS)                                        $        1,473     $     (17,776)      $     (166,696)    $       30,735
                                                             =============     =============       ==============     ==============

Net (loss) earnings from:
    Continuing operations                                  $      (24,073)    $     (26,126)      $      (83,321)    $      (54,945)
                                                             =============     =============       ==============     ==============

    Discontinued operations attributed to:

       Circuit City common stock                           $       25,546     $       7,066       $      (83,375)    $       62,464
                                                             =============     =============       ==============     ==============

       CarMax Group common stock                           $            -     $       1,284       $            -     $       23,216
                                                             =============     =============       ==============     ==============

Weighted average common shares:
    Circuit City:
       Basic                                                      206,441           207,454              206,148            207,121
                                                             =============     =============       ==============     ==============

       Diluted                                                    206,441           207,454              206,148            207,121
                                                             =============     =============       ==============     ==============

    CarMax Group:
       Basic                                                            -            37,084                    -             37,023
                                                             =============     =============       ==============     ==============

       Diluted                                                          -            38,577                    -             38,701
                                                             =============     =============       ==============     ==============

NET (LOSS) EARNINGS PER SHARE:
    Basic:
       Continuing operations                               $        (0.12)    $       (0.13)      $        (0.40)    $        (0.27)
       Discontinued operations attributed
         to Circuit City common stock                                0.12              0.03                (0.40)              0.30
                                                             -------------     -------------       --------------     --------------

                                                           $         0.01     $       (0.09)      $        (0.81)    $         0.04
                                                             =============     =============       ==============     ==============

       Discontinued operations attributed
         to CarMax Group common stock                      $            -     $        0.03       $            -     $         0.63
                                                             =============     =============       ==============     ==============

    Diluted:
       Continuing operations                               $        (0.12)    $       (0.13)      $        (0.40)    $        (0.27)
       Discontinued operations attributed
         to Circuit City common stock                                0.12              0.03                (0.40)              0.30
                                                             -------------     -------------       --------------     --------------

                                                           $         0.01     $       (0.09)      $        (0.81)    $         0.04
                                                             =============     =============       ==============     ==============

       Discontinued operations attributed
         to CarMax Group common stock                      $            -     $        0.03       $            -     $         0.60
                                                             =============     =============       ==============     ==============





                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)

                                                                                    November 30
                                                                          2003                        2002
                                                                     ----------------            ----------------

ASSETS

Current Assets:
Cash and cash equivalents                                          $         455,343           $         437,539
Accounts receivable, net of allowance for
     doubtful accounts of $623 and $851                                      173,684                     186,411
Retained interests in securitized receivables                                337,873                     221,135
Merchandise inventory                                                      2,651,078                   2,374,860
Prepaid expenses and other current assets                                     84,945                      69,894
Assets of discontinued operations                                             11,512                     341,813
                                                                     ----------------            ---------------

Total Current Assets                                                       3,714,435                   3,631,652

Property and equipment, net                                                  631,560                     693,157
Deferred income taxes                                                         30,573                           -
Other assets                                                                  29,809                       7,282
                                                                     ----------------            ---------------

TOTAL ASSETS                                                       $       4,406,377           $       4,332,091
                                                                     ================            ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                                   $       1,793,866           $       1,575,762
Accrued expenses and other current liabilities                               129,766                     143,137
Deferred income taxes                                                         87,691                     124,921
Short-term debt                                                                    -                      58,000
Current installments of long-term debt                                         1,253                       1,346
Liabilities of discontinued operations                                         7,417                           -
                                                                     ----------------            ---------------

Total Current Liabilities                                                  2,019,993                   1,903,166

Long-term debt, excluding current installments                                22,987                      11,640
Accrued straight-line rent                                                   102,116                      86,000
Other liabilities                                                             89,461                      70,341
Deferred income taxes                                                              -                       3,049
                                                                     ----------------            ---------------

TOTAL LIABILITIES                                                          2,234,557                   2,074,196
                                                                     ----------------            ---------------

Stockholders' Equity:
Common stock                                                                 105,254                     105,267
Capital in excess of par value                                               856,716                     841,696
Retained earnings                                                          1,209,850                   1,310,932
                                                                     ----------------            ---------------

TOTAL STOCKHOLDERS' EQUITY                                                 2,171,820                   2,257,895
                                                                     ----------------            ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       4,406,377           $       4,332,091
                                                                     ================            ===============



Table 1



Selling, General and Administrative Expenses

For fiscal 2004, the components of selling, general and administrative expenses were as follows:


                                            Three Months Ended         Three Months Ended
(Amounts in millions)                          May 31, 2003              August 31, 2003
Store expenses..........................          $442.6                     $480.7
General and administrative expenses.....            39.3                       45.7
Remodel expenses........................            11.4                       18.2
Relocation expenses.....................             5.1                        4.0
Pre-opening expenses ...................             1.7                        1.4
Interest income.........................            (2.4)                      (1.7)
                                              ----------                -----------
Total selling, general and
     administrative expenses............          $497.7                     $548.3
                                              ==========                ===========


For fiscal 2003, the components of selling, general and administrative expenses were as follows:

                                               Three Months       Three Months       Three Months     Three Months          Year
                                                   Ended             Ended                Ended           Ended            Ended
(Amounts in millions)                          May 31, 2002     Aug. 31, 2002         Nov. 30, 2002   Feb. 28, 2003    Feb. 28, 2003
Store expenses.............................        $476.0            $495.5             $530.2           $584.6           $2,086.3
General and administrative expenses........          55.0              49.4               47.1             64.7              216.1
Remodel expenses...........................           6.5              21.3                7.0             (6.0)              28.8
Relocation expenses........................           1.5               4.5                4.4              8.7               19.1
Pre-opening expenses.......................           0.6               2.1                4.4                -                7.2
Interest income............................          (2.7)             (2.2)              (1.0)            (2.0)              (7.9)
                                                 --------            ------            -------           ------            -------
Total selling, general and
     administrative expenses...............        $536.9            $570.6             $592.1           $650.0           $2,349.6
                                                 ========            ======            =======           ======


Table 2



Statement of Operations Highlights

The following table presents fiscal 2004 results from the bankcard operation as discontinued operations.

                                                   Three Months Ended        Three Months Ended
(Amounts in millions)                                 May 31, 2003             August 31, 2003
Finance income.................................         $  8.0                     $  8.8
Selling, general and administrative expenses...         $497.7                     $548.3
Net loss from continuing operations............         $ 25.3                     $ 33.9
Net loss from discontinued operations
     attributed to the bankcard operation......         $ 18.6                     $ 90.3


The following table presents fiscal 2003 results from the bankcard operation as discontinued.



                                               Three Months       Three Months     Three Months     Three Months          Year
                                                   Ended            Ended              Ended           Ended             Ended
(Amounts in millions)                          May 31, 2002       Aug. 31, 2002    Nov. 30, 2002   Feb. 28, 2003     Feb. 28, 2003
Finance income.............................        $ 10.4            $ 12.8           $ 2.3           $  1.8           $   27.3
Selling, general and
     administrative expenses...............        $536.9            $570.6           $592.1          $650.0           $2,349.6
Net (loss) earnings from continuing
     operations............................        $ (8.4)           $(20.4)          $(26.1)         $ 70.8           $   15.9
Net earnings from discontinued operations
     attributed to the bankcard operation..        $  7.1            $  9.3           $  4.8          $  4.5           $   25.7


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